Exhibit 99.1

BioDelivery Sciences Announces Results from Phase 3 Efficacy Study for BEMA Buprenorphine in Chronic Pain

Primary endpoint in overall population not achieved but significant pain control observed in the opioid “experienced” group of patients (p=0.067)

BDSI will proceed with second efficacy trial following review of final study results

Management to hold conference call on Thursday, September 29th at 8:30 A.M. Eastern Time

RALEIGH, N.C., September 28, 2011 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced the preliminary findings of the Company’s randomized, placebo-controlled, Phase 3 clinical study of BEMA Buprenorphine for the treatment of moderate to severe chronic pain in a mixed opioid naïve and opioid experienced population. The primary endpoint of the study, overall pain intensity difference between BEMA Buprenorphine and placebo, was not achieved; however, BDSI believes that the totality of the study results favors BEMA Buprenorphine, including a near statistically significant difference between BEMA Buprenorphine and placebo in the opioid experienced group of patients in the trial (p=0.067). In addition, when eliminating the group of patients that did not titrate beyond the starting dose, a statistically significant difference between BEMA Buprenorphine and placebo (p=0.025) was identified. With the knowledge gained from this study, the Company plans to initiate a second efficacy study in the near future that will take approximately nine months to complete.

“We witnessed a high placebo response in the opioid naïve segment of our patient population, particularly at our starting dose, which accounted for the overall lack of efficacy that was observed in this trial,” stated Dr. Andrew Finn, Executive Vice President of Product Development at BDSI. “This group of patients, who are not accustomed to taking opioids and prone to higher placebo effects, accounted for nearly two-thirds of the total study population. When we eliminate the BEMA Buprenorphine starting dose from the analysis, where the greatest placebo response occurred, particularly in the opioid naïve group, we achieved a pain score difference between BEMA Buprenorphine and placebo that approached statistical significance (p=0.066). This starting dose “phenomenon” is not dissimilar to what has been observed with other approved opioids.”

Dr. Finn concluded, “We observed significant efficacy in the opioid experienced subset of patients and believe there is a clear pathway forward to determine the same in the opioid naïve patients. We are also pleased to see that the product was well tolerated and that no unexpected side effects were seen. Our overall evaluation of the data in these two patient populations has given us valuable insight and confidence that we will use in commencing a new study.”

“While there is disappointment over missing the primary efficacy endpoint of this study, the many positive findings we observed gives us great confidence in our ability to ultimately bring this product to market for the treatment of chronic pain in a variety of patient types,” stated Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI.

“Opioid naïve and opioid experienced patients make up nearly 75% of all people requiring treatment for pain. Our strategy was to capture both populations in our product label through the conduct of one trial rather than performing separate studies” continued Dr. Sirgo. “We had an unusually high placebo response in the naïve group of patients while the experienced group of patients responded as we had anticipated. With some tightening of the study entry criteria and a few design adjustments, we are confident we can complete a successful trial.”

“In short, we know buprenorphine works in treating pain. This opportunity has never been an “if” but a “when”, and this study affirms our belief in this regard,” continued Dr. Sirgo. “We continue to believe that BEMA Buprenorphine has the opportunity to be the first transmucosal product for the treatment of chronic pain to reach the marketplace. Our previously announced market projections for the product of $500 million in annual peak sales should not change based on the delay this outcome creates, and we will continue our ongoing partnering discussions in earnest, including the sharing of these results, which we believe should be viewed positively. We anticipate our partner discussions will also aid us in refining the design for our next study. In summary, we firmly believe that the future of BEMA Buprenorphine for chronic pain, and for our company in general remains bright.”

“Moreover, our stockholders should not lose sight of our equally exciting BEMA Buprenorphine/Naloxone product for the treatment of opioid dependence. We plan to initiate our pivotal bioequivalence trial by the end of this year with data expected in the first quarter of 2012. It is important to remember that BDSI growth potential is not dependent on one product and that we will continue to develop our promising product opportunities,” concluded Dr. Sirgo.

About the Phase 3 BEMA Buprenorphine Trial

The Phase 3 clinical trial (BUP-301) was an enriched-enrollment, double-blind, randomized withdrawal study to evaluate the efficacy and safety of BEMA Buprenorphine in the treatment of chronic lower back pain in opioid naïve and experienced patients. A total of 334 patients enrolled in the trial. Patients who titrated to an effective and tolerated dose were randomized to either continue on that dose of BEMA Buprenorphine, or be randomized to placebo (BEMA film with no active drug), with treatment continuing for 12 weeks. The primary efficacy endpoint was the difference in pain intensity scores (on a numerical rating scale of 0 to 11) from the time patients were randomized to receive either BEMA Buprenorphine or placebo to week twelve.

Conference Call Information

BioDelivery Sciences will hold a webcast on Thursday, September 29, at 8:30 AM Eastern Time to discuss the results of this study. Interested parties may participate in the webcast which can be accessed at www.bdsi.com. For those unable to access the webcast, the audio portion of the call can be accessed toll-free at (866) 516-3002 or at (760) 298-5082. For those who are not able to listen to the live broadcast, a replay of the call will be made available on the website.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation for the treatment of opioid dependence. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release, the presentation described herein and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, those relating to the future clinical and commercial development of BEMA Buprenorphine) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publically update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Readers are cautioned that peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such estimates are accurate or that such sales levels will be achieved, if at all.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com